Jefferson Bancshares, Inc. 10-K

EXHIBIT 23.0

Independent Auditor’s Consent

We consent to the incorporation by reference of our report dated September 13, 2013, on the consolidated balance sheets of Jefferson Bancshares, Inc. as of June 30, 2013 and June 30, 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years then ended, which report is included in the Annual Report on Form 10-K for the year ended June 30, 2013 of Jefferson Bancshares, Inc., in the Registration Statements on Form S-8 (Nos. 333-106807, 333-106808 and 333-112051) filed by Jefferson Bancshares, Inc. with the United States Securities and Exchange Commission.

/s/ Craine, Thompson & Jones, P.C.

Morristown, Tennessee
September 26, 2013